Exhibit 10.2


[LOGO]
KENNY SECURITIES
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March 19, 2004


PERSONAL AND CONFIDENTIAL


Mr. John Gott
President
SLS International, Inc.
3119 South Scenic
Springfield, MO 65807

Dear John:

We are pleased to set forth in this letter ("Agreement") the terms of our engagement and the retention of Kenny Securities Corp. ("KSC") by S.L.S. International, Inc. (collectively with its affiliates, "Company").

It is our understanding that the Company is contemplating raising growth capital by issuing 1,000,000 shares of Series B Preferred Stock with Ten attached Class C Warrants at $20.00 per share. The Company is in need of investment banking services to place this stock with accredited individuals and institutions. KSC has been initially allocated $5 million of said Series B Preferred, and may be allocated additional Series B Preferred Stock for resale at the discretion of the Company and KSC.

KSC will assist the Company as its financial advisor and agent in connection with this and, among other matters. KSC hereby represents and warrants to the Company that it is a broker-dealer registered with the State of Missouri.

In order to assist you, the engagement will include, but not be limited to the following services:

         Review and analysis of Company financial and analytical information including projections to determine the feasibility of various financial transactions and including a valuation of the Company;

         Assist the Company in the development and preparation of confidential disclosure documents and/or fact books to support the financial transactions proposed for the Company;

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         To conduct a search for and identify qualified institutional and accredited investors for the Company;

         To assist and participate in the negotiations with investors for the purpose of concluding and closing a transaction for the Company on terms and conditions deemed acceptable to Company.

In anticipation of KSC's activities on Company's behalf, KSC will familiarize itself with the business, operations, properties, financial condition and future prospects of Company.

In connection with KSC's activities on Company's behalf, Company shall cooperate with KSC and shall furnish to, or cause to be furnished to KSC, all information and data concerning Company (the "information") which KSC deems appropriate and necessary and shall provide KSC with access to Company officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors, as KSC deems appropriate and necessary. Company represents and warrants that all information (a) made available to KSC by Company or (b) contained in any filing by Company with any court, governmental or regulatory agency and commission shall, at ail times during the period of the engagement of KSC hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any statements therein not misleading in light of the circumstances under which such statements are made. Company further represents and warrants that any projections or other information provided by it to KSC shall have been prepared in good faith and shall be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. KSC does not assume responsibility for the accuracy or completeness of the information or any other data regarding Company. Advice rendered by KSC pursuant to this Agreement may not be disclosed publicly without KSC's prior written consent.

Fees and Expenses

1. In consideration of our services under this Agreement, KSC shall be entitled to receive and Company shall pay KSC, the following compensation:

(a) When KSC identifies an investor, introduces the investor to the Company, and the investor places a Financing Transaction (a "KSC Investor"), a placement fee payable upon each closing of a Financing Transaction placed by KSC equal to seven percent (7%) of the Transaction Value received or to be received by Company or its share holders from such KSC Investors. As used herein, "Transaction Value" means the total of all consideration received, including but not limited to: (i) all cash and non-cash remuneration paid or payable;
    (ii) the aggregate fair market value of any securities issued or issuable; and (iii) the aggregate fair market value of any debts or contingent obligations assumed or satisfied in connection with the relevant transaction; and

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(b) Upon the closing of each Financing Transaction placed by KSC, a warrant to purchase ten percent (10%) of the common stock issued or issuable at the same price by Company to investors in connection with said Financing Transaction placed by KSC. Said warrant shall be valid for a period of three
    (3) years from issue date. The common stock underlying said warrant shall have unlimited piggyback registration rights and shall be included on the Company's next registration statement.

    In addition, regardless of whether or not any Transaction contemplated by this agreement is consummated, the Company agrees to promptly reimburse KSC, upon request made from time to time, for reasonable out-of-pocket expenses approved by the Company, including but not limited to: database and library research costs (including searches for potential lenders or investors), legal, postage, courier services, travel, telephone, fax, photocopying and other ordinary expenses incurred on the Company's behalf. Any expense in excess of $250, shall first be approved by the Company.

    This engagement will require a commitment of KSC's professional time and expertise which KSC by accepting this engagement agrees to provide. All efforts of KSC in providing these financial advisory and investment banking services on behalf of the Company will be on a best efforts basis.

    The Company agrees to indemnify KSC, its officers, directors, affiliates and advisors from and against any and all losses, claims, damages and liabilities arising out of any breach of this Agreement by the Company, including a breach of the Company's representations and warranties stated above and any negligence, intentional acts, or illegal action by the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found to have resulted primarily from KSC's or its officers', directors', affiliates' or advisors' negligence, intentional acts, or illegal action. KSC agrees to indemnify the Company its officers, directors, affiliates and advisors (collectively the "Company Indemnified Parties") from and against any and all losses, claims, damages and liabilities arising out of any breach of this Agreement by KSC and any negligence, intentional acts, or illegal action by KSC. KSC will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found to have resulted primarily from the Company's or its officers', diiectors','affiliates' or advisors' negligence, intentional acts, or illegal action.

    For the purpose of this, Agreement, a party entitled to indemnification shall be referred to as "Indemnified Party" and a party against whom indemnification is sought shall be referred to as the "Indemnifying Party".

    Promptly after the receipt by an Indemnified Party, of notice of any claim or the commencement of any action or proceeding with respect to which such party is entitled to indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such claim or of the commencement of such action or proceeding, and the Indemnifying Pariy will assume the

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    defense of such claim, action or proceeding and will employ counsel selected by the Indemnifying Party and reasonably satisfactory to the applicable Indemnified Party and pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ counsel separate from counsel for the Indemnifying Party and from any other party to such claim, action or proceeding if the Indemnified Party, reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Indemnifying Party inadvisable. In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Indemnifying Party.

    In the event an Indemnified Party appears as a witness in any action brought against the Company or any participant in a transaction covered hereby in which an Indemnified Party is not named as defendant, the Company agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with its appearing as a witness.

1. Corporate and Securities Counsel and Independent Accountants. For purposes of this engagement, Company agrees to retain Freeborn & Peters LLP, Chicago, Illinois or other counsel selected by the Company acceptable to KSC, and the Company agrees to make such counsel and independent accountants available for reasonable consultation with KSC.

2. Notice. Any notice required or permitted to be given under this agreement by one party or the other shall be in writing. Notice shall be given either by
    (i) personal delivery; (ii) certified mail, return receipt requested and first class prepaid; or (iii) recognized overnight courier to the addresses set forth in this agreement (i.e., the letterhead address for KSC and the address for Company above) onto such other address as may be designated by any party hereto by giving of notice in accordance with this paragraph; or
    (iv) by facsimile transmission to the facsimile number then in use at the premises of KSC or the Company, provided that the original signed notice is mailed by first class mail on the same date as the facsimile notice sent.

    Notice shall be deemed to have been received when delivered, or, if mailed, two (2) business days after deposited in the United States mail as set forth above, or, if sent by courier, the business day immediately following the date of delivery to the courier, or, if sent by facsimile transmission, when the sender receives confirmation of the transmission.

3. Complete Agreement. This agreement, when signed below by the indicated representatives of KSC and Company, constitutes the final and complete agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral and written with respect thereto.

4. Missouri Law. This agreement, its interpretation and enforcement, shall be governed by the laws of the state of Missouri applicable to agreements made and to be performed wholly herein. Any disputes arising out of this agreement shall be subject to arbitration to be held in the metropolitan St. Louis, Missouri area.

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If you are in accord with and prepared to proceed on the foregoing basis, kindly so indicate by having the enclosed copy of this proposal executed and returned to us.

We look forward to working with you on this engagement.

Very truly yours,

Kenny Securities Corp

By: /s/ Richard Kohne
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Richard Kohne
President


Accepted and Agreed to

This 19 day of March 2004

SLS International, Inc.


By: /s/ John Gott
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        John Gott
        President